Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Morgan Stanley Private Markets and Alternatives Fund - Growth of our report dated June 4, 2026, relating to the financial statements of Morgan Stanley Private Markets and Alternatives Fund - Growth, which appears in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

June 4, 2026